Exhibit 99.(d)(2)

Schedule A

Dated November 8, 2012, as last revised March 8, 2016 to the

Investment Advisory Agreement dated November 8, 2012

by and between KraneShares Trust and Krane Funds Advisors, LLC

	Effective	Advisory
Fund Name	Date	Fee
KraneShares CSI China Internet ETF	7/31/2013	0.68%
KraneShares Zacks New China ETF	7/22/2013	0.68%
KraneShares Bosera MSCI China A Share ETF	3/4/2014	0.78%
KraneShares FTSE Emerging Markets Plus ETF	2/2/2015	0.68%
KraneShares E Fund China Commercial Paper Hedged ETF	12/2/2014	0.68%
KraneShares E Fund China Commercial Paper ETF	12/2/2014	0.68%
KraneShares CDB China Bond ETF